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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


             CURRENT REPORT FILED PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 DATE OF REPORT
              (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 19, 1998

                                 NEOPHARM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
                 DELAWARE                            33-09516                                51-0327886

STATE OR OTHER JURISDICTION OF               (COMMISSION FILE NUMBER)          (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION
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                               100 CORPORATE NORTH
                                    SUITE 215
                           BANNOCKBURN, ILLINOIS 60015

                                 (847) 295-8678

                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)



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Item 5. Other Events


         On February 19, 1999, NeoPharm, Inc. (the "Company") entered into a license agreement (the "License Agreement") with Pharmacia & Upjohn Company ("P&U") with respect to the Company's Liposomal Encapsulated Paclitaxel ("LEP") and Liposomal Encapsulated Doxorubicin ("LED"), two of the Company's cancer products. Under the terms of License Agreement, the Company received an up-front payment upon execution of the License Agreement and will receive milestone payments as clinical progress occurs under the License Agreement. The Company will also receive royalties on overseas sales and a co-promotion profit split on sales in the United States. Pursuant to the License Agreement, Pharmacia and Upjohn agreed to assume all further responsibility for, and the costs associated with, the further development and testing of LED and LEP and the obtaining of all regulatory approvals.

         The amount of the up-front licensing fee paid by Pharmacia and Upjohn pursuant to the License Agreement was $9,000,000. In addition, assuming that all of the milestone goals set forth in the License Agreement were to be attained by the parties, the Company would be eligible to receive an additional $52,000,000 in additional milestone payments. Finally, with respect to the LED product, if the LED product were to be approved for commercial sale and thereafter marketed, the Company would receive a royalty payment for sales outside of the U.S. for the first seven years after commercial sale at a rate of 8%, declining to 5% for the eighth through tenth years of such commercial sales. With respect to the LEP product, the Company is entitled to receive a royalty of 12.5% for LED products sold outside of the United States for the valid life of an enforceable NeoPharm patent, determined on a country-by-country basis. With respect to sales of both LEP and LED products in the United States, the Company is permitted to elect, in lieu of royalty payments for U.S. sales, to co-promote the products within the United States. Under the terms of the co-promotion, the Company's participation in net profits is to be in proportion to the Company's monetary contribution to the promotion of each product in the United States, but in no event shall the Company's share of profits exceed 37.5% of total net profits. In addition, the Company's right to co-promote is contingent upon the Company reimbursing Pharmacia & Upjohn for an amount equal to the amount of the Company's net profit percentage multiplied by the amount expended by Pharmacia & Upjohn in the development costs for the products in the United States (which may not exceed 60 percent of Pharmacia & Upjohn's total development costs throughout the world). If the Company does not elect to co-promote the product within the U.S., then the Company would receive a flat royalty with respect to LED equal to 10% of net sales for the first ten years of sales in the United States, and with respect to LEP, a royalty equal to 12.5% of net sales for the period in which Pharmacia & Upjohn has exclusivity to LEP product. Because of the uncertainty surrounding the ability of the Company to attain the milestones and obtain FDA approval for the product, and the uncertainty that the product would be accepted by the medical community, it is not possible to project with any degree of certainty what the potential revenues (other than the milestone payments) under the contract would be.

         In connection with the License Agreement, the Company has also entered into a Stock Purchase Agreement with P&U providing for P&U's purchase of $8,000,000 of the Company's common stock based on 110% of the average closing price per share of the Company's common stock as reported on the American Stock Exchange during the 60-day period preceding the date upon which the Company shall receive notification from the U.S. Food & Drug Administration ("FDA") that the Company's IND filings for LED and LEP have been effectively transferred to P&U. The Company anticipates that the investigatory new drug applications, which have been submitted for FDA approval, will be transferred promptly after FDA approval, and FDA approval is expected early in the third quarter of 1999. The sale of the shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be made in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D. In addition, P & U and the Company will enter into a registration rights agreement providing P & U with certain demand and piggyback registration rights with respect to the shares acquired from the Company.


Item 7.  EXHIBITS.

*Exhibit 10.1. License Agreement, dated February 19, 1999, between Pharmacia and
               Upjohn Company and NeoPharm, Inc.

Exhibit 10.2. Stock Purchase Agreement, dated February 19, 1999, between
              Pharmacia and Upjohn and NeoPharm, Inc.


* Confidential treatment has been granted for a portion of the referenced agreement and the copy filed as an exhibit omits such confidential information.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 NEOPHARM, INC.



                                 By: /s/ JAMES M. HUSSEY
                                     ------------------------------------------
                                         JAMES M. HUSSEY, President and Chief
                                         Executive Officer



                                 DATED: June 14, 1999







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                                  EXHIBIT INDEX

*Exhibit 10.1 License Agreement, dated February 19, 1999, between Pharmacia and
              Upjohn Company and NeoPharm, Inc.

Exhibit 10.2. Stock Purchase Agreement, dated February 19, 1999, between
              Pharmacia and Upjohn Company and NeoPharm, Inc.



* Confidential treatment has been granted for a portion of the referenced agreement and the copy filed as an exhibit omits the confidential information.